Exhibit 5.2
                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is entered into as of August ___, 2002 by and among TTC ACQUISITION COMPANY, an Indiana corporation (the "Purchaser"), and PAT HAGAN (the "Seller").

                                   WITNESSETH:

     WHEREAS, subject to the terms and conditions hereof, Purchaser desires to purchase and Seller desires to sell certain assets relating to or used or useful in connection with Seller's business of selling or installing telephones and voicemail systems (the "Business");

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the Parties hereto agree as follows:

                                    SECTION 1
                           PURCHASE AND SALE OF ASSETS

     1.1 Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, on such date (the "Closing Date"), all of Seller's right, title and interest in and to a complete list of Seller's customers current as of the Closing Date, the telephone numbers used in conjunction with the operation of the Business and all goodwill relating to the Business as set forth on the attached Schedule 1.1. All of the assets described or referred to in this Section 1.1 are hereinafter referred to as the "Subject Assets".

     1.2 Assumption of Liabilities It is expressly understood and agreed that Purchaser is not assuming or becoming liable for any liabilities of Seller of any kind or nature at any time existing or asserted, whether known or unknown, fixed or contingent.

     1.3 Purchase Price. In consideration of the sale by Seller to Purchaser of the Subject Assets, and subject to the other terms and conditions contained herein, Purchaser agrees to pay at Closing, the sum of One Dollar ($1.00) (the "Purchase Price") to Seller. In addition, Purchaser shall cause to be issued to Seller within fifteen (15) days of the date of Closing, Two Hundred Fifty Thousand (250,000) shares of Fortune Diversified Industries, Inc. ("FDVI") common stock. The 250,000 shares shall be unvested and subject to the following conditions:

     vii) If Seller is employed by Purchaser on February 28, 2003 and Purchaser has attained a positive cumulative EBITDA during the period September 1, 2002 to February 28, 2003, Seller shall become immediately vested in 50,000 shares of the FDVI common stock.

     viii) If Seller fails to become vested in the 50,000 shares of stock pursuant to Section 1.3(i) above, and Seller is employed by Purchaser on August 31, 2004 and Purchaser has attained a positive cumulative EBITDA during the period September 1, 2002 to August 31, 2004, Seller shall become immediately vested in 50,000 shares of the FDVI common stock.

     ix) In addition to Section 1.3(ii) above, if Seller is employed by Purchaser on August 31, 2004 and Purchaser has attained a positive cumulative EBITDA during the period September 1, 2002 to August 31, 2004, Seller shall become immediately vested in one (1) share of FDVI common stock for each $1.00 of cumulative EBITDA up to a maximum of 200,000 shares (cumulative EBITDA of at least $200,000.00).

     x) EBITDA shall be defined as Purchaser's accrued earnings before any interest, income taxes, depreciation or amortization. EBITDA shall be calculated by Purchaser's outside accountant, which calculation shall be final and binding on Purchaser and Seller. Each calculation shall be completed within ninety (90) days after the end of the applicable period.

     xi) If Seller's employment with Purchaser is, for any reason, terminated prior to August 31, 2004, any unvested shares shall immediately, without any further action by Seller or Purchaser, revert back to Fortune Diversified Industries, Inc. Fortune Diversified Industries, Inc. shall promptly cancel said shares upon their reversion.

     xii) Prior to vesting, all of the unvested shares shall be retained in a Merrill Lynch brokerage account in care of John Fisbeck. Promptly upon vesting, all of the newly vested shares shall be delivered to Seller.

     1.4 Transfer of Subject Assets. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer, transferring to Purchaser title to all of the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and (c) except as otherwise provided in this Agreement, shall effectively vest in Purchaser good and marketable title to all the Subject Assets free and clear of all licenses, liens, encumbrances, mortgages and security interests whatsoever (collectively "Liens").

     1.5 Related Agreements. On the Closing Date, Purchaser and Seller shall have entered into: (a) the Bill of Sale made by Seller in favor of Purchaser (b) any other agreements necessary to the consummation of this Agreement and the operation of the Business, which collectively are referred to herein as the "Related Agreements."

                                    SECTION 2
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby makes to Purchaser the representations, warranties and covenants contained in this
Section 2 as of the date of this Agreement.

     2.1 Authority of Seller. Seller has the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement (the "Seller Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and Seller Documents have been duly authorized by all necessary action of Seller and no other action on the part of Seller is required in connection therewith. This Agreement and Seller Documents executed and delivered by Seller pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. The execution, delivery and performance by Seller of this Agreement, Seller Documents and the consummation of the transactions contemplated hereby or thereby:

     (a) Does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

     (b) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract instrument mortgage, lien, lease, permit authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which any of the property of Seller is bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

     2.2 Title to Assets. Seller has good, marketable and indefeasible title to all of the Subject Assets, free and clear of all claims, liabilities, restrictions and Liens. Upon the sale, assignment, transfer and delivery of the Subject Assets to Purchaser under and in accordance with this Agreement and Seller Documents, there will be vested in Purchaser good, marketable and indefeasible title to the Subject Assets, free and clear of all Liens.

     2.3 Seller's Business Operations. Seller has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the conduct of the Business subsequent to Closing.

     2.4 Investment Representations and Covenants.

     (i) Seller understands that as of the Closing Date the FDVI Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDVI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of FDVI on such exemptions is predicated in part on Seller's representations, warranties, covenants and acknowledgments set forth in this Section 2.4.

     (ii) Seller represents and warrants that he is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

     (iii) Seller represents and warrants that the FDVI Stock to be acquired by him upon consummation of the transactions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that he will not distribute all or any portion of the FDVI Stock in violation of the Securities Act.

     (iv) Seller acknowledges that the shares of FDVI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

     (v) Seller represents and warrants that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the FDVI Stock.

     (vi) Seller is in a financial position to afford to hold the FDVI Stock indefinitely, Seller's financial condition being such that he is not presently under (and does not contemplate any future) necessity or constraint to dispose of the FDVI Stock to satisfy any existing or contemplated debt or undertaking. Seller recognizes that it may not be possible for him to liquidate his investment in the FDVI Stock and, accordingly, he may have to hold the FDVI Stock, and bear the economic risk of this investment, indefinitely.

     (vii) Seller understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDVI Stock as an investment.

     (viii) Seller confirms that the FDVI Stock was not offered to Seller by any means of general solicitation or general advertising, and that Seller has received no representations, warranties or written communications with respect to the FDVI Stock other than those contained or described in this Agreement.

     (ix) Seller acknowledges that he has been provided or that FDVI has made available to him copies of FDVI's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

     (x) Seller acknowledges that FDVI has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of FDVI Stock and to obtain any additional information which FDVI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

                                    SECTION 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties to Seller contained in this Section 3 as of the date of this Agreement.

     3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

     3.2 Authority of Purchaser. Purchaser has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (the "Purchaser Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents have been duly authorized by all necessary action of Purchaser and no other action on the part of Purchaser is required in connection therewith. This Agreement and Purchaser Documents executed and delivered by Purchaser pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor's rights. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents and the consummation of the transactions contemplated hereby or thereby:

     (a) does not and will not violate any provision of the Articles of Incorporation or By-laws of Purchaser, in each case as amended to date;

     (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Purchaser or require Purchaser to obtain any material approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

     (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which Purchaser is a party and which is material to the business and financial condition of Purchaser.

The officers or agents who execute this Agreement and the Related Agreements on behalf of Purchaser have and shall have all requisite power to do so in the name of and on behalf of Purchaser.

                                    SECTION 4
                                     CLOSING

     4.1 Time. The Closing hereunder shall occur on or before August 31, 2002 and shall be effective as of 12:01 a.m. on September 1, 2002.

     4.2 Deliveries.

     (a) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

     (vi) a bill of sale and assignment for the Personal Property in the form of Exhibit A (the "Bill of Sale"), executed by Seller; and

     (vii) An Employment Agreement in the form of Exhibit B executed by Seller.

     (b) Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to Seller):

     (vi) payment of the Purchase Price;

     (vii) certificates representing the FDVI Stock, duly and validly issued in the name of Seller within fifteen (15) days of the date of Closing;

     (viii) an Employment Agreement in the form of Exhibit B executed by Purchaser; and

     (ix) a certified copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party.

                                    SECTION 5
                                  MISCELLANEOUS

     7.9 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including but not limited to fees for attorneys, accountants and other advisers.

     7.10 Governing Law. This Agreement and the Related Agreements and all disputes, whether equitable or legal in nature, that arise under this Agreement that relate in any way to the rights or duties of the parties hereto or thereto, shall be governed by the internal laws of the State of Indiana, without regard to the conflict or choice of laws provisions thereof.

     7.11 Entire Agreement. This Agreement and the schedules and exhibits referred to herein are complete and reflect the entire agreement of the parties with respect to their subject matter and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by either of the parties except as referred to in this Agreement or in such schedules or exhibits or Related Agreements, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed therein or herein or in such schedules or exhibits or Related Agreements.

     7.12 Assignability; Binding Effect. This Agreement shall be assignable by Purchaser to a creditworthy corporation, partnership or entity, within its control group provided that such assignment shall not release Purchaser of its obligations hereunder prior to the assignment. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The rights, but not the obligations of Seller, may be assigned by Seller to any person or entity upon written notice to Purchaser.

     7.13 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction on or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     7.14 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     7.15 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     7.16 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.




                                    ------------------------------------------
                                    Pat Hagan



                                    TTC ACQUISITION COMPANY



                                    By:
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